Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In the following unaudited pro forma condensed combined financial information and the accompanying notes, unless the context otherwise requires, references to “Rocket,” “we,” “us,” “our” and the “Company” refer to Rocket Companies, Inc. and its consolidated subsidiaries. Additional terms used in the unaudited pro forma condensed combined financial information and the accompanying notes are defined throughout this section.

Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the following transactions (collectively the “Transactions”):

●	On June 30, 2025, Rocket Companies, Inc. (“Rocket”) completed the previously announced simplification of its organizational and capital structure pursuant to that certain Transaction Agreement, dated as of March 9, 2025 (as amended on April 7, 2025, the “Transaction Agreement”). Pursuant to the Transaction Agreement, on June 30, 2025, Rocket collapsed its “Up-C” structure, caused each class of common stock of Rocket to become entitled to one vote per share, and reduced its classes of common stock from four to two (the “Up-C Collapse”). As part of the Up-C Collapse:

o	Rock Holdings Inc. (“RHI”) contributed all assets and liabilities of RHI (other than its common limited liability company interests (the “Holdings LLC Units”) of Rocket, LLC (“Holdings LLC”), its shares of Class D common stock, par value $0.00001 per share of Rocket (“Class D common stock”) and equity interests in Rocket Community Fund, Woodward Insurance Holdings LLC and Woodward Insurance LLC (such entities collectively the “Retained Entities”)) to RHI II (as defined below), and distributed the interests in RHI to the holders of voting common shares of RHI. Thereafter, RHI merged with and into a wholly owned subsidiary of Rocket.

o	Rocket effected an internal reorganization pursuant to which the separate existence of Holdings LLC ceased and Eclipse Merger Limited Partnership (“Holdings LP”) continued as the surviving entity under the name “Rocket Limited Partnership,” and each issued and outstanding Holdings LLC Unit was exchanged for a number of fully paid and nonassessable partnership units of Holdings LP (“Holdings LP Units”).

o	Rocket amended its certificate of incorporation to authorize a new class of Class L common stock, par value $0.00001 per share (“Class L common stock”). Each shareholder of RHI received a number of shares of Class L common stock equal to (1) the number of shares of RHI (“RHI Shares”) held by such RHI shareholder multiplied by (2) the ratio of the number of shares of Class D common stock owned by RHI to the number of all outstanding RHI Shares, which was 56.54 shares of Class L common stock per each RHI Share. Mr. Gilbert, in consideration for his Class D common stock and paired Holdings LP Units, received a number of newly issued shares of Class L common stock equivalent to one share of Class L common stock for each share of Class D common stock held by Mr. Gilbert. In connection with the above, on June 30, 2025, Rocket issued 1,848,879,455 shares of Class L common stock.

o	Rocket and RHI II, LLC (“RHI II”) entered into an Indemnity Agreement, pursuant to which, among other things, RHI II agreed to indemnify Rocket for RHI’s liabilities that are not related to Rocket’s business.

o	The Exchange Agreement between Rocket, RHI, Mr. Gilbert, and Holdings LP was terminated, and certain information and other rights were preserved through a separate letter agreement between Rocket and Mr. Gilbert.

o	The Rock Acquisition Corporation Shareholders Agreement between RHI and its stockholders was terminated.

o	The Tax Receivable Agreement between Rocket, RHI and Mr. Gilbert (the “TRA”) and the Amended and Restated Limited Partnership Agreement of Holdings LP were each amended. Following this amendment, the TRA does not apply to any exchanges, including for the avoidance of doubt, any Holdings LLC Units exchanged as part of the reorganization described above, that occur on or following March 9, 2025. Additionally, RHI contributed its rights to receive payments under the TRA in respect of RHI’s prior exchanges to RHI II, LLC, a Michigan limited liability company and a direct wholly owned subsidiary of RHI (“RHI II”), and RHI II completed a joinder, and became party, to the TRA.

o	Rocket paid a special cash dividend of $0.80 per share to holders of Class A common stock, par value $0.00001 per share (“Class A common stock”) as of March 20, 2025 (“Special Dividend”) on April 3, 2025.

●	On July 1, 2025, Rocket completed the previously announced acquisition of Redfin Corporation (“Redfin”). Pursuant to the Agreement and Plan of Merger, dated as of March 9, 2025 (the “Redfin Merger Agreement”), by and among Rocket, Redfin, and Neptune Merger Sub, Inc., a wholly owned subsidiary of Rocket (“Redfin Merger Sub”), Redfin Merger Sub merged with and into Redfin, with Redfin continuing as a direct wholly owned subsidiary of Rocket (the “Redfin Merger”). At the effective time of the Redfin Merger, each outstanding share of Redfin common stock, par value $0.001 per share (the “Redfin Shares”) (other than shares held by (i) Redfin, including in treasury, (ii) Rocket or (iii) Rocket’s subsidiaries, including Redfin Merger Sub), was automatically converted into the right to receive 0.7926 shares of Rocket’s Class A common stock, and the cash payable in lieu of fractional shares of the merger consideration, without interest and subject to any applicable withholding taxes. In connection with the above on, July 1, 2025, Rocket issued 103,391,679 shares of Class A common stock.

●	On March 31, 2025, Rocket, Maverick Merger Sub, Inc. (“Maverick Merger Subsidiary”), Maverick Merger Sub 2, LLC (“Forward Merger Subsidiary”) and Mr. Cooper Group Inc. (“Mr. Cooper”) entered into the Agreement and Plan of Merger (the “Mr. Cooper Merger Agreement”). Pursuant to the Mr. Cooper Merger Agreement, and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Maverick Merger Subsidiary will merge with and into Mr. Cooper (the “Maverick Merger”), with Mr. Cooper surviving the Maverick Merger and continuing as a direct, wholly owned subsidiary of Rocket and immediately following such Maverick Merger, in accordance with the DGCL and the Delaware Limited Liability Company Act, Mr. Cooper will merge with and into Forward Merger Subsidiary (the "Forward Merger" and, together with the Maverick Merger, the "Mr. Cooper Mergers"), with Forward Merger Subsidiary surviving the Forward Merger. The Mr. Cooper Mergers together with the Redfin Merger are herein referred to as the “Mergers.” At the effective time of the Mr. Cooper Mergers, each outstanding share of Mr. Cooper common stock, par value $0.01 per share (other than Mr. Cooper common stock owned directly or indirectly by Rocket, Mr. Cooper, Maverick Merger Subsidiary or Forward Merger Subsidiary immediately prior to the Maverick Effective Time), will be automatically converted into the right to receive 11.00 shares of Rocket’s Class A common stock, and the cash payable in lieu of fractional shares of the merger consideration, without interest and subject to any applicable withholding taxes.

●	In connection with entering into the Mr. Cooper Merger Agreement, Rocket entered into a commitment letter (the “Commitment Letter”), dated as of March 31, 2025, with JPMorgan Chase Bank, N.A., which was subsequently amended and restated on April 22, 2025 to include certain additional commitment parties (the “Commitment Parties”), pursuant to which, on the terms and subject to the conditions set forth therein, the Commitment Parties have committed to provide a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”) in an aggregate principal amount of up to $4,950 million, subject to the terms and conditions of the Commitment Letter. The commitment amount under the Commitment Letter was subsequently reduced to $950 million.

●	The Company does not anticipate drawing on the Bridge Facility, as it has incurred permanent financing in the form of $4,000 million of new senior unsecured notes due 2030 and 2033. Rocket intends to use the proceeds from the notes to (i) redeem Mr. Cooper’s 5.000% senior notes due 2026, 6.000% senior notes due 2027 and 5.500% senior notes due 2028 at redemption prices equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but excluding, the redemption date, (ii) offer to purchase for cash any and all, and solicit consents to the amendment of certain terms, of Mr. Cooper’s 5.125% senior notes due 2030 and 5.75% senior notes due 2031, (iii) exchange any and all, and solicit consents to the amendment of certain terms, of Mr. Cooper’s 6.500% senior notes due 2029 and 7.125% senior notes due 2032 (collectively, all Mr. Cooper senior notes referenced in clauses (i), (ii) and (iii), the “Mr. Cooper Notes”) with newly issued senior notes of Rocket Companies, (iv) pay fees and expenses related to the issuance of the notes and the use of the proceeds therefrom, including the transactions described in clauses (ii) and (iii) above, and if required conduct a change of control offer for any of the Mr. Cooper Notes if the consent solicitation referenced in clauses (ii) and (iii) above is not successful (collectively, the “Finance Transactions”) and (v) after the consummation of the Transactions, repay secured debt of Rocket and its consolidated subsidiaries (including Redfin, Mr. Cooper and their respective subsidiaries).

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Mergers and the Finance Transactions as if they had been completed on June 30, 2025 and combines the unaudited consolidated balance sheet of Rocket as of June 30, 2025 (which reflects the Up-C Collapse which was completed on June 30, 2025) with the unaudited consolidated balance sheets of Redfin and Mr. Cooper, each as of June 30, 2025.

The unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025 and year ended December 31, 2024 gives effect to the Transactions as if they had occurred on January 1, 2024, the first day of Rocket’s fiscal year 2024. The unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025, combines the unaudited consolidated statement of income (loss) of Rocket for the six months ended June 30, 2025 and the unaudited consolidated statements of income (loss) of Redfin and Mr. Cooper, each for the six months ended June 30, 2025. The unaudited pro forma condensed combined statement of income (loss) for the fiscal year ended December 31, 2024 combines the audited consolidated statement of income (loss) of Rocket for the fiscal year ended December 31, 2024 and the audited consolidated statements of income (loss) of Redfin and Mr. Cooper, each for the fiscal year ended December 31, 2024. The unaudited pro forma condensed combined financial information contained herein does not give effect to any of the financial results of Rocket, Redfin, or Mr. Cooper following June 30, 2025.

The historical consolidated financial statements of Rocket, Redfin, and Mr. Cooper have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the Transactions, which are necessary to account for the Transactions in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, including the future impacts of Redfin’s 2025 multifamily rental listing arrangement with Zillow Inc. (“Zillow”), or any other business changes or synergies that may result from the Transactions.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●	The accompanying notes to the unaudited pro forma condensed combined financial information;

●	The unaudited consolidated financial statements of Rocket as of and for the six months ended June 30, 2025 and the related notes, which are included in Rocket’s Quarterly Report on Form 10-Q for the six months ended June 30, 2025, and are incorporated by reference herein;

●	The audited consolidated financial statements of Rocket as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Rocket’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein;

●	The unaudited consolidated financial statements of Redfin as of and for the six months ended June 30, 2025 and the related notes, which are included in Rocket’s Current Report on Form 8-K on which this Unaudited Pro Forma Condensed Financial Information is attached, and are incorporated by reference herein;

●	The audited consolidated financial statements of Redfin as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Redfin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein;

●	The unaudited consolidated financial statements of Mr. Cooper as of and for the six months ended June 30, 2025 and the related notes, which are included in Mr. Cooper’s Quarterly Report on Form 10-Q for the six months ended June 30, 2025, and are incorporated by reference herein; and

●	The audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, which are included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and are incorporated by reference herein.

Accounting for the Transactions

The mergers pursuant to the Transaction Agreement (the “Up-C Collapse Mergers”) have been accounted for as an equity reorganization of Rocket, under which the stockholders of RHI became direct stockholders of Rocket. Pursuant to the Transaction Agreement, RHI stockholders exchanged their shares in RHI for shares of Class L common stock. At the effective time of the Up-C Collapse Mergers, RHI’s only material assets were its equity interests in Rocket and RHI did not have material liabilities, which would be required to be disclosed in its financial statements.

The Redfin Merger will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Redfin’s assets acquired and liabilities assumed based upon their estimated fair values as of July 1, 2025. The process of valuing the net assets of Redfin immediately prior to the Redfin Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.

The Mr. Cooper Mergers will be accounted for as a business combination using the acquisition method with Rocket as the accounting acquirer in accordance with ASC Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Mr. Cooper’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Mr. Cooper Mergers. The process of valuing the net assets of Mr. Cooper immediately prior to the Mr. Cooper Mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.

All financial data included in the unaudited pro forma condensed combined financial information is presented in thousands of U.S. Dollars unless otherwise noted, and it has been prepared on the basis of U.S. GAAP and Rocket’s accounting policies. The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Transactions had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

Rocket Companies, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

($ In Thousands)

	Rocket	Redfin Reclassified (Note 3)	Redfin Transaction Accounting Adjustments	(Note 5)	Rocket Pro Forma Adjusted for Redfin Merger	Mr. Cooper Reclassified (Note 6)	Mr. Cooper Transaction Accounting Adjustments	(Note 8)	Mr. Cooper Financing Adjustments	(Note 9)	Rocket Pro Forma Combined
Assets
Cash and cash equivalents	$5,090,631	$173,423	$(252,013)	(a)	$4,987,712	$782,517	$(4,066,322)	(a)	$(18,826)	(a)	$1,452,734
	-	-	(24,329)	(b)	-	-	(230,086)	(b)	(2,261)	(b)	-
Restricted cash	22,691	136	-		22,827	167,900	-		-		190,727
Mortgage loans held for sale, at fair value	11,168,691	164,900	-		11,333,591	2,474,863	-		-		13,808,454
Derivative assets, at fair value	391,770	5,223	-		396,993	249,833	-		-		646,826
Mortgage servicing rights (“MSRs”), at fair value	7,566,632	2,494	-		7,569,126	11,430,753	-		-		18,999,879
Notes receivable and due from affiliates	15,281	-	-		15,281	-	-		-		15,281
Property and equipment, net	193,843	37,323	-		231,166	72,042	-		-		303,208
Deferred tax asset, net	11,407	-	-		11,407	149,419	(149,419)	(c)	-		11,407
Lease right of use assets	259,029	20,093	-		279,122	36,200	-		-		315,322
Loans subject to repurchase right from Ginnie Mae	2,492,015	-	-		2,492,015	1,109,646	-		-		3,601,661
Goodwill and intangible assets, net	1,221,168	505,677	846,787	(c)	3,426,805	242,448	6,783,480	(d)	-		12,211,588
	-	-	853,173	(d)	-	-	1,758,855	(e)	-		-
Other assets	1,927,064	139,406	(45,587)	(d)	2,020,883	1,783,210	-		(25,938)	(c)	3,778,155
Total assets	$30,360,222	$1,048,675	$1,378,031		$32,786,928	$18,498,831	$4,096,508		$(47,025)		$55,335,242
Liabilities and equity:
Liabilities:
Funding facilities	$9,481,780	$158,239	$-		$9,640,019	$1,777,659	$-		$-		$11,417,678
Other financing facilities and debt:
Senior Notes, net	8,000,225	573,340	(42,691)	(e)	8,530,874	4,901,677	(3,085,924)	(a)	(18,826)	(a)	10,327,801
MSR and Advance facilities, net	-	-	-		-	3,876,117	(785,713)	(a)	-		3,090,404
Early buy out facility	67,532	-	-		67,532	507,390	-		-		574,922
Term loan debt	-	242,654	(242,654)	(a)	-	-	-		-		-
Notes payable and due to affiliates	2,818	-	-		2,818	-	-		-		2,818
MSR related liabilities - nonrecourse at fair value	-	-	-		-	380,739	-		-		380,739
Accounts payable	278,245	52,779	(5,000)	(b)	334,664	113,999	34,450	(f)	-		483,113
	-	-	8,640	(f)	-	-	-		-		-
Lease liabilities	293,671	27,803	-		321,474	47,857	-		-		369,331
Derivative liabilities, at fair value	163,870	1,959	-		165,829	34,647	-		-		200,476
Investor reserves	98,082	2,071	-		100,153	46,881	-		-		147,034
Tax receivable agreement liability	588,510	-	1,288	(g)	589,798	-	(1,732)	(g)	-		588,066
Loans subject to repurchase right from Ginnie Mae	2,492,015	-	-		2,492,015	1,109,646	-		-		3,601,661
Deferred tax liability, net	714,673	756	1,140	(g)	685,760	-	186,291	(c)	-		870,529
	-	-	(30,809)	(h)	-	-	(1,522)	(g)	-		-
Other liabilities	729,873	168,765	(2,239)	(a)	906,345	602,965	(52,697)	(a)	-		1,456,613
	-	-	9,946	(i)	-	-	-		-		-
Total liabilities	$22,911,294	$1,228,366	$(302,379)		$23,837,281	$13,399,577	$(3,706,847)		$(18,826)		$33,511,185
Equity:
Class A common stock	$1	$130	$(129)	(j)	$2	$1,058	$(1,051)	(h)	$-		$9
Class B common stock	-	-	-		-	-	-		-		-
Class C common stock	-	-	-		-	-	-		-		-
Class D common stock	-	-	-		-	-	-		-		-
Class L common stock	19	-	-		19	-	-		-		19
Additional paid-in-capital	7,271,613	939,401	582,331	(j)	8,793,345	1,063,121	11,870,677	(h)	-		21,727,143
Retained earnings	178,507	(1,119,018)	1,098,004	(j)	157,493	4,035,075	(4,066,271)	(h)	(2,261)	(b)	98,098
	-	-	-		-	-	-		(25,938)	(c)	-
Accumulated other comprehensive income (loss)	(1,212)	(204)	204	(j)	(1,212)	-	-		-		(1,212)
Non-controlling interest	-	-	-		-	-	-		-		-
Total equity	7,448,928	(179,691)	1,680,410		8,949,647	5,099,254	7,803,355		(28,199)		21,824,057
Total liabilities and equity	$30,360,222	$1,048,675	$1,378,031		$32,786,928	$18,498,831	$4,096,508		$(47,025)		$55,335,242

Rocket Companies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

For the Six Months Ended June 30, 2025

($ In Thousands)

	Rocket	Up-C Collapse	(Note 2)	Rocket Pro Forma for Up-C Collapse	Redfin Reclassified (Note 3)	Redfin Transaction Accounting Adjustments	(Note 5)	Rocket Pro Forma Adjusted for Redfin Merger	Mr. Cooper Reclassified (Note 6)	Mr. Cooper Transaction Accounting Adjustments	(Note 8)	Mr. Cooper Financing Adjustments	(Note 9)	Rocket Pro Forma Combined
Revenue
Gain on sale of loans:
Gain on sale of loans excluding fair value of MSRs, net	$979,574	$-		$979,574	$54,941	$-		$1,034,515	$(52,229)	$-		$-		$982,286
Fair value of originated MSRs	607,952	-		607,952	-	-		607,952	364,649	-		-		972,601
Gain on sale of loans, net	1,587,526	-		1,587,526	54,941	-		1,642,467	312,420	-		-		1,954,887
Loan servicing income:
Servicing fee income	801,973	-		801,973	(113)	-		801,860	1,395,455	-		-		2,197,315
Change in fair value of MSRs	(648,070)	-		(648,070)	-	-		(648,070)	(567,905)	-		-		(1,215,975)
Loan servicing income, net	153,903	-		153,903	(113)	-		153,790	827,550	-		-		981,340
Interest income:
Interest income	215,592	-		215,592	5,414	-		221,006	72,608	-		-		293,614
Interest expense on funding facilities	(154,918)	-		(154,918)	(4,584)	-		(159,502)	(54,968)	-		-		(214,470)
Interest income, net	60,674	-		60,674	830	-		61,504	17,640	-		-		79,144
Other income	595,412	838	(a)	596,250	443,436	-		1,039,686	375,898	-		-		1,415,584
Total revenue, net	2,397,515	838		2,398,353	499,094	-		2,897,447	1,533,508	-		-		4,430,955
Expenses
Salaries, commissions, and team member benefits	1,233,067	1,619	(a)	1,234,686	374,014	(15,841)	(i)	1,592,859	445,467	8,267	(i)	-		2,046,593
General and administrative expenses	548,236	(2,682)	(a)	545,554	120,430	-		665,984	261,942	-		-		927,926
Marketing and advertising expenses	551,673	40	(a)	551,713	88,254	-		639,967	23,408	-		-		663,375
Depreciation and amortization	54,436	30	(a)	54,466	19,220	77,970	(d)	151,656	28,999	118,652	(e)	-		299,307
Interest and amortization expense on non-funding debt	96,005	-		96,005	15,516	(1,023)	(e)	110,498	352,672	(191,158)	(a)	182,274	(d)	454,286
Other expenses	112,939	3	(a)	112,942	12,336	-		125,278	49,267	-		-		174,545
Total expenses	2,596,356	(990)		2,595,366	629,770	61,106		3,286,242	1,161,755	(64,239)		182,274		4,566,032
Income (loss) before income taxes	(198,841)	1,828		(197,013)	(130,676)	(61,106)		(388,795)	371,753	64,239		(182,274)		(135,077)
(Provision for) benefit from income taxes	20,484	26,799	(b)	47,283	(208)	46,236	(k)	93,311	(85,819)	(18,819)	(j)	43,746	(e)	32,419
Net income (loss)	(178,357)	28,627		(149,730)	(130,884)	(14,870)		(295,484)	285,934	45,420		(138,528)		(102,658)
Net (income) loss attributable to non-controlling interest	166,189	(166,189)	(c)	-	-	-		-	-	-		-		-
Net income (loss) attributable to Rocket Companies	$(12,168)	$(137,562)		$(149,730)	$(130,884)	$(14,870)		$(295,484)	$285,934	$45,420		$(138,528)		$(102,658)

Earnings (loss) per share of Class A common stock														Note (10)
Basic	$(0.08)													$(0.09)
Diluted	$(0.08)													$(0.09)
Weighted average shares outstanding
Basic	159,643,228	1,848,879,455				103,391,679				703,885,545				2,815,799,907
Diluted	2,013,862,283	-				110,643,064				720,754,285				2,845,259,632

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Rocket Companies, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

For the Year Ended December 31, 2024

($ In Thousands)

	Rocket	Up-C Collapse	(Note 2)	Rocket Pro Forma for Up-C Collapse	Redfin Reclassified (Note 3)	Redfin Transaction Accounting Adjustments	(Note 5)	Rocket Pro Forma Adjusted for Redfin Merger	Mr. Cooper Reclassified (Note 6)	Mr. Cooper Transaction Accounting Adjustments	(Note 8)	Mr. Cooper Financing Adjustments	(Note 9)	Rocket Pro Forma Combined
Revenue
Gain on sale of loans:
Gain on sale of loans excluding fair value of MSRs, net	$1,682,697	$-		$1,682,697	$102,363	$-		$1,785,060	$64,585	$-		$-		$1,849,645
Fair value of originated MSRs	1,330,216	-		1,330,216	26,489	-		1,356,705	458,998	-		-		1,815,703
Gain on sale of loans, net	3,012,913	-		3,012,913	128,852	-		3,141,765	523,583	-		-		3,665,348
Loan servicing income:
Servicing fee income	1,462,173	-		1,462,173	2,146	-		1,464,319	2,475,426	-		-		3,939,745
Change in fair value of MSRs	(578,681)	-		(578,681)	(2,375)	-		(581,056)	(842,030)	-		-		(1,423,086)
Loan servicing income, net	883,492	-		883,492	(229)	-		883,263	1,633,396	-		-		2,516,659
Interest income:
Interest income	413,159	-		413,159	10,980	-		424,139	102,047	-		-		526,186
Interest expense on funding facilities	(315,593)	-		(315,593)	(11,226)	-		(326,819)	(84,475)	-		-		(411,294)
Interest income, net	97,566	-		97,566	(246)	-		97,320	17,572	-		-		114,892
Other income	1,106,827	6,513	(a)	1,113,340	910,193	-		2,023,533	793,189	-		-		2,816,722
Total revenue, net	5,100,798	6,513		5,107,311	1,038,570	-		6,145,881	2,967,740	-		-		9,113,621
Expenses
Salaries, commissions, and team member benefits	2,261,245	4,113	(a)	2,265,358	768,938	(4,951)	(i)	3,029,345	771,164	72,133	(i)	-		3,872,642
General and administrative expenses	893,154	2,525	(a)	895,679	237,267	8,640	(f)	1,141,586	465,219	34,450	(f)	2,261	(b)	1,643,516
Marketing and advertising expenses	824,042	40	(a)	824,082	119,816	-		943,898	39,002	-		-		982,900
Depreciation and amortization	112,917	59	(a)	112,976	42,834	151,459	(d)	307,269	43,550	257,793	(e)	-		608,612
Interest and amortization expense on non-funding debt	153,637	-		153,637	27,707	1,085	(e)	182,429	641,934	(335,884)	(a)	25,938	(c)	893,922
	-	-		-	-	-		-	-	-		379,505	(d)	-
Other expenses	187,751	-		187,751	7,339	1,288	(g)	196,378	105,706	(1,732)	(g)	-		300,352
Total expenses	4,432,746	6,737		4,439,483	1,203,901	157,521		5,800,905	2,066,575	26,760		407,704		8,301,944
Income (loss) before income taxes	668,052	(224)		667,828	(165,331)	(157,521)		344,976	901,165	(26,760)		(407,704)		811,677
(Provision for) benefit from income taxes	(32,224)	(128,055)	(b)	(160,279)	530	(1,140)	(g)	(83,935)	(232,065)	1,522	(g)	97,849	(e)	(194,421)
	-	-		-	-	76,954	(k)	-	-	22,208	(j)	-		-
Net income (loss)	635,828	(128,279)		507,549	(164,801)	(81,707)		261,041	669,100	(3,030)		(309,855)		617,256
Net (income) loss attributable to non-controlling interest	(606,458)	607,509	(c)	1,051	-	-		1,051	-	-		-		1,051
Net income (loss) attributable to Rocket Companies	$29,370	$479,230		$508,600	$(164,801)	$(81,707)		$262,092	$669,100	$(3,030)		$(309,855)		$618,307

Earnings (loss) per share of Class A common stock														Note (10)
Basic	$0.21													$0.22
Diluted	$0.21													$0.22
Weighted average shares outstanding
Basic	141,037,083	1,848,879,455				103,391,679				703,885,545				2,797,193,762
Diluted	141,037,083	1,857,291,729				109,238,109				716,797,535				2,824,364,456

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

The pro forma financial statements, including all adjustments, were prepared in accordance with U.S. GAAP, presented in U.S. dollars, and give effect to each of the following transactions:

Up-C Collapse

As discussed in Note 2, the unaudited pro forma condensed combined financial information reflects the effects of the Up-C Collapse, which was accounted for as a reorganization of entities under common control. The exchange of Class D common stock and Holdings LLC Units for newly issued shares of Class L common stock does not result in a change in control under U.S. GAAP. Accordingly, the historical carrying amounts of assets and liabilities are retained. The elimination of the non-controlling interest in Holdings LLC as part of the Up-C Collapse has been accounted for in accordance with the guidance in ASC 810, Consolidation, with the difference between the carrying amount of the non-controlling interest and the consideration transferred reflected as an equity transaction.

Redfin Merger

As discussed in Note 3, certain reclassifications were made to conform the historical presentation of Redfin to that of Rocket’s financial statement presentation. Rocket is currently in the process of evaluating Redfin’s accounting policies, which will be finalized as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, Rocket has determined that no significant adjustments are necessary to conform Redfin’s financial statements to the accounting policies used by Rocket.

The unaudited pro forma condensed combined financial information was prepared by applying the acquisition method of accounting in accordance with ASC 805, with Rocket as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of Rocket and Redfin. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value (or other measurement as directed by ASC 805), while transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. This allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The final determination of fair values of assets acquired and liabilities assumed relating to the Redfin Merger could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual tangible and intangible assets and liabilities of Redfin existing at the acquisition date and such valuation is in process.

Mr. Cooper Mergers

As discussed in Note 6, certain reclassifications were made to conform the historical presentation of Mr. Cooper to that of Rocket’s financial statement presentation. Rocket is currently in the process of evaluating Mr. Cooper’s accounting policies, which will be finalized upon completion of the Mr. Cooper Mergers, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, Rocket has determined that no significant adjustments are necessary to conform Mr. Cooper’s financial statements to the accounting policies used by Rocket.

The unaudited pro forma condensed combined financial information was prepared by applying the acquisition method of accounting in accordance with ASC 805, with Rocket as the accounting acquirer, using the fair value concepts defined in ASC 820, Fair Value Measurement, and based on the historical financial statements of Rocket and Mr. Cooper. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value (or other measurement as directed by ASC 805), while transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. This allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The final determination of fair values of assets acquired and liabilities assumed relating to the Mr. Cooper Mergers could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual tangible and intangible assets and liabilities of Mr. Cooper existing at the acquisition date.

The Financing Transactions

The Mr. Cooper Mergers will trigger change in control provisions contained in certain of Mr. Cooper’s outstanding debt facilities (including the Mr. Cooper Notes) that will require the repayment of such indebtedness. Consequently, Rocket entered into the Commitment Letter with the Commitment Parties, pursuant to which the Commitment Parties have committed to provide the Bridge Facility with a capacity up to $950 million. The Company does not expect to draw on the Bridge Facility, as it has incurred permanent financing in the form of $4,000 million of Senior Notes. Rocket intends to use the proceeds from the notes to fund the Finance Transactions, and after consummation of the Transactions, to repay secured debt of Rocket and its consolidated subsidiaries (including Redfin, Mr. Cooper, and their subsidiaries). The debt issuance costs associated with the notes will be capitalized and amortized over the term of the notes.

The assumptions and expectations regarding the aggregate principal amount of Mr. Cooper Notes to be repaid at closing are subject to change and resulting interest expense based on the final permanent financing could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information.

Overall Presentation

The unaudited pro forma condensed combined balance sheet, as of June 30, 2025, the unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025, and the unaudited pro forma condensed combined statement of income (loss) for the year ended December 31, 2024, presented herein, are based on the historical financial statements of Rocket, adjusted for the Up-C Collapse (as noted above), the Redfin Merger and the Mr. Cooper Mergers.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is presented as if the Mergers and the Finance Transactions had occurred on June 30, 2025 and combines the historical balance sheet of Rocket as of June 30, 2025 (which reflects the Up-C Collapse which was completed on June 30, 2025) with the historical balance sheets of Redfin and Mr. Cooper, each as of June 30, 2025.

The unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025 has been prepared as if the Transactions had occurred on January 1, 2024 and combines Rocket’s historical statement of income (loss) for the six months ended June 30, 2025 with the historical statements of income (loss) for Redfin and Mr. Cooper, each for the six months ended June 30, 2025.

The unaudited pro forma condensed combined statement of income (loss) for the year ended December 31, 2024 has been prepared as if the Transactions had occurred on January 1, 2024 and combines Rocket’s historical statement of income (loss) for the fiscal year ended December 31, 2024 with the historical statements of income (loss) for Redfin and Mr. Cooper, each for the fiscal year ended December 31, 2024.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dyssynergies, operating efficiencies or cost savings that may result from the Redfin Merger or Mr. Cooper Mergers and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Rocket believes are reasonable under the circumstances. Rocket is not aware of any material transactions between Rocket and Redfin, Rocket and Mr. Cooper, and Redfin and Mr. Cooper during the periods presented. Accordingly, adjustments to eliminate transactions between Rocket and Redfin, between Rocket and Mr. Cooper, and between Redfin and Mr. Cooper have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 – Up-C Collapse Adjustments

The Up-C Collapse is presented within the historical Rocket consolidated balance sheet as of June 30, 2025. As such, no additional pro forma balance sheet adjustments were necessary. Adjustments related to the Up-C Collapse in the accompanying unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025, and the year ended December 31, 2024 are as follows:

(a)	Reflects the consolidation of the operations of the Retained Entities, net of eliminations, as a result of the Up-C Collapse Mergers.

(b)	Reflects the estimated income tax provision assuming Rocket’s unaudited pro forma condensed combined Income (loss) before income taxes had been subject to federal and state income tax as a C-corporation utilizing an estimated blended statutory tax rate of approximately 24% for the six months ended June 30, 2025 and year ended December 31, 2024.

The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income (loss) and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Up-C Collapse. This determination is preliminary and subject to change.

(c)	Reflects the elimination of the allocation of income (loss) to the non-controlling interest holders on the pro forma statement of income (loss) for the six months ended June 30, 2025, and year ended December 31, 2024, as a result of the transfer of 1,848,879,455 shares of Class D common stock and Holdings LLC Units in exchange for an equivalent number of shares of Class L common stock.

Note 3 – Redfin Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Rocket’s management performed a preliminary analysis of Redfin’s financial information to identify differences in financial statement presentation as compared to the presentation of Rocket. Certain reclassification adjustments have been made to conform Redfin’s historical financial statement presentation to Rocket’s financial statement presentation. Following the closing of the Redfin Merger, the combined company is in the process of finalizing its review of the reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A.	Refer to the table below for a summary of reclassification adjustments made to present Redfin’s consolidated balance sheet as of June 30, 2025 to conform with that of Rocket’s:

Redfin Historical Balance Sheet Line Items	Redfin Historical as of June 30, 2025	Reclassification	Rocket Historical Balance Sheet Line Items(1)	Reclassification	Redfin Reclassified as of June 30, 2025
Cash and cash equivalents	$173,423	-	Cash and cash equivalents		$173,423
Restricted cash	136	-	Restricted cash		136
Accounts receivable, net of allowance for credit losses	47,578	(47,578)	Mortgage loans held for sale, at fair value		164,900
Loans held for sale	164,900	-	Derivative assets, at fair value		5,223
Prepaid expenses	24,648	(24,648)	Other current assets	5,223
Other current assets	29,185	(29,185)	Mortgage servicing rights (“MSRs”), at fair value		2,494
Total current assets	439,870	-	Property and equipment, net		37,323
Property and equipment, net	37,323	-	Lease right of use assets		20,093
Right-of-use assets, net	20,093	-	Goodwill and intangible assets, net		505,677
MSRs, at fair value	2,494	-	Goodwill	461,349
Goodwill	461,349	(461,349)	Intangible assets, net	44,328
Intangible assets, net	44,328	(44,328)	Other assets		139,406
Contract assets, noncurrent	35,711	(35,711)	Accounts receivable, net of allowances for credit losses	47,578
Other assets, noncurrent	7,507	(7,507)	Other current assets	23,962
Total assets	1,048,675	-	Prepaid expenses	24,648
Accounts payable	27,163	-	Other assets, noncurrent	7,507
Accrued and other liabilities	126,090	(126,090)	Contract assets, noncurrent	35,711
Warehouse credit facilities	158,239	(158,239)	Total assets		1,048,675
Convertible senior notes, net	73,669	(73,669)	Funding facilities		158,239
Lease liabilities	12,483	(12,483)	Warehouse credit facilities	158,239
Total current liabilities	397,644	-	Senior Notes, net		573,340
Lease liabilities, noncurrent	15,320	(15,320)	Convertible senior notes, net	73,669
Convertible senior notes, net, noncurrent	499,671	(499,671)	Convertible senior notes, net, noncurrent	499,671
Term loan	242,654	-	Term loan debt		242,654
Deferred revenue	72,321	(72,321)	Accounts payable		52,779
Deferred tax liabilities	756	-	Accounts payable	27,163
Total liabilities	$1,228,366	-	Accrued and other liabilities	25,616
			Lease liabilities		27,803
			Lease liabilities	12,483
			Lease liabilities, noncurrent	15,320
			Derivative liabilities, at fair value		1,959
			Accrued and other liabilities	1,959
			Investor reserves		2,071
			Accrued and other liabilities	2,071
			Deferred tax liability, net		756
			Other liabilities		168,765
			Accrued and other liabilities	96,444
			Deferred revenue	72,321
			Total liabilities		$1,228,366

1)	The indented Redfin line items listed beneath each Rocket historical balance sheet line represent balances reclassified from the respective Redfin balance sheet line items to the corresponding Rocket balance sheet line items.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

B.	Refer to the table below for a summary of adjustments made to present Redfin’s consolidated statement of loss for the six months ended June 30, 2025 to conform with that of Rocket’s:

Redfin Historical Statement of Loss Line Items	Redfin Historical for the Six Months Ended June 30, 2025	Reclassification	Rocket Historical Statement of Income (Loss) Line Items(1)	Reclassification	Redfin Reclassified for the Six Months Ended June 30, 2025
Revenue	$501,523	(501,523)	Gain on sale of loans excluding fair value of MSRs, net		$54,941
Cost of revenue	328,375	(328,375)	Revenue	54,941
Technology and development	77,816	(77,816)	Servicing fee income		(113)
Marketing	87,282	(87,282)	Revenue	(113)
General and administrative	98,389	(98,389)	Interest income		5,414
Restructuring and reorganization	27,248	(27,248)	Revenue	5,414
Interest income	2,588	(2,588)	Interest expense on Funding Facilities		(4,584)
Interest expense	(15,521)	15,521	Cost of revenue	(4,584)
Income tax expense	(208)	-	Other income		443,436
Other expense, net	(156)	156	Revenue	441,281
Net loss	$(130,884)	-	Interest income	2,588
			Other expense, net	32
			Cost of revenue	(465)
			Salaries, commissions, and team member benefits		374,014
			Cost of revenue	245,046
			Technology and development	50,835
			Marketing	9,975
			General and administrative	50,396
			Restructuring and reorganization	17,762
			General and administrative expenses		120,430
			Cost of revenue	58,275
			Technology and development	19,242
			Marketing	1,809
			General and administrative	39,921
			Restructuring and reorganization	1,193
			Other expense, net	(10)
			Marketing and advertising expenses		88,254
			Cost of revenue	12,388
			Technology and development	2
			Marketing	75,377
			General and administrative	487
			Depreciation and amortization		19,220
			Cost of revenue	4,789
			Technology and development	7,737
			Marketing	121
			General and administrative	6,573
			Interest and amortization expense on non-funding debt		15,516
			Interest expense	15,516
			Other expenses		12,336
			Cost of revenue	2,828
			General and administrative	1,012
			Interest expense	5
			Restructuring and reorganization	8,293
			Other expense, net	198
			(Provision for) benefit from income taxes		(208)
			Net loss		$(130,884)

1)	The indented Redfin line items listed beneath each Rocket line item represent amounts reclassified from the respective Redfin statement of loss line items to the corresponding Rocket statement of income (loss) line items.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

C.	Refer to the table below for a summary of adjustments made to present Redfin’s consolidated statement of loss for the year ended December 31, 2024 to conform with that of Rocket’s:

Redfin Historical Statement of Loss Line Items	Redfin Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income (Loss) Line Items(1)	Reclassification	Redfin Reclassified for the Year Ended December 31, 2024
Revenue	$1,042,979	(1,042,979)	Gain on sale of loans excluding fair value of MSRs, net		$102,363
Cost of revenue	678,778	(678,778)	Revenue	102,363
Technology and development	163,927	(163,927)	Fair value of originated MSRs		26,489
Marketing	114,481	(114,481)	Revenue	26,489
General and administrative	235,364	(235,364)	Servicing fee income		2,146
Restructuring and reorganization	5,684	(5,684)	Revenue	2,146
Interest income	6,348	(6,348)	Change in fair value of MSRs		(2,375)
Interest expense	(27,780)	27,780	Revenue	(2,375)
Income tax benefit	530	-	Interest income		10,980
Gain on extinguishment of convertible senior notes	12,000	(12,000)	Revenue	10,980
Other expense, net	(644)	644	Interest expense on funding facilities		(11,226)
Net loss	$(164,801)	-	Cost of revenue	(11,226)
			Other income		910,193
			Revenue	903,784
			Interest income	6,348
			Other expense, net	61
			Salaries, commissions, and team member benefits		768,938
			Cost of revenue	498,761
			Technology and development	107,224
			Marketing	24,150
			General and administrative	133,141
			Restructuring and reorganization	5,662
			General and administrative expenses		237,267
			Cost of revenue	117,312
			Technology and development	37,364
			Marketing	5,225
			General and administrative	77,344
			Restructuring and reorganization	22
			Marketing and advertising expenses		119,816
			Cost of revenue	33,775
			Technology and development	89
			Marketing	84,859
			General and administrative	1,093
			Depreciation and amortization		42,834
			Cost of revenue	2,814
			Technology and development	19,250
			Marketing	233
			General and administrative	20,537
			Interest and amortization expense on non-funding debt		27,707
			Interest expense	27,707
			Other expenses		7,339
			Revenue	408
			Cost of revenue	14,890
			Marketing	14
			General and administrative	3,249
			Interest expense	73
			Gain on extinguishment of convertible senior notes	(12,000)
			Other expense, net	705
			(Provision for) benefit from income taxes		530
			Net loss		$(164,801)

1)	The indented Redfin line items listed beneath each Rocket line item represent amounts reclassified from the respective Redfin statement of loss line items to the corresponding Rocket statement of income (loss) line items.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

Note 4 – Preliminary Purchase Price Allocation for Redfin Merger

Estimated Redfin Merger Consideration

The following table summarizes the preliminary estimated aggregate merger consideration for Redfin with reference to Rocket’s closing share price of $14.48 on July 1, 2025.

Amount
Estimated fair value of Rocket Class A common stock to be issued to Redfin stockholders (i)	$1,497,111
Estimated fair value of converted Redfin equity awards attributable to pre-combination service (ii)	24,622
Cash paid to pay off term loan, accrued interest, and prepayment premium (iii)	252,013
Preliminary estimated merger consideration	$1,773,746

i)	Value of estimated shares of Rocket Class A common stock issued is based on 130,446,226 shares of outstanding common stock of Redfin as of July 1, 2025 each being exchanged for 0.7926 of a share of Rocket Class A common stock issued at $14.48, the closing share price on July 1, 2025.

ii)	Certain unvested equity awards of Redfin were replaced by Rocket’s equity awards with similar terms at closing. The vested portion of those awards, as well as awards that fully vested prior to the closing date, are included as consideration applying the same exchange ratio and share price as (i) above.

iii)	Cash paid to settle Redfin’s outstanding term loan principal, accrued interest, and a 1% prepayment premium triggered by the Redfin Merger.

Preliminary Purchase Price Allocation

The assumed accounting for the Redfin Merger, including the preliminary merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. Rocket is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Redfin Merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rocket believes are reasonable under the circumstances. The purchase price adjustments relating to Redfin’s and Rocket’s combined financial information are preliminary and are subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary purchase price allocation, as if the Redfin Merger had been completed on June 30, 2025:

Amount
Estimated Merger Consideration:	$1,773,746
Cash and cash equivalents(i)	149,094
Restricted cash	136
Mortgage loans held for sale, at fair value	164,900
Derivative assets, at fair value	5,223
MSRs, at fair value	2,494
Property and equipment, net	37,323
Lease right of use assets	20,093
Intangible assets, net (ii)	897,500
Other assets	93,819
Funding facilities	158,239
Senior Notes, net	530,649
Accounts payable (i)	47,779
Lease liabilities	27,803
Derivative liabilities, at fair value	1,959
Investor reserves	2,071
Deferred tax liability, net (iii)	(30,053)
Other liabilities	166,526
Net tangible assets acquired (excluding goodwill)	465,609
Goodwill	1,308,137
Total net assets acquired	$1,773,746

i)	Inclusive of $24.3 million of seller transaction costs, of which $19.3 million was contingent on the closing of the Redfin Merger and $5.0 million previously accrued, both of which were paid at closing. See Note 5(b) below.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

ii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life (years)
Preliminary fair value of intangible assets acquired:
Developed technology and other	$360,000	4
Trade names and trademarks	350,000	7
Customer relationships	187,500	2 - 10
Intangible assets acquired	$897,500

iii)	As a result of the Redfin Merger, Rocket expects to benefit from Redfin’s deferred tax asset balance, leading to net deferred tax assets of $229.1 million, offset by deferred tax liabilities of $198.3 million from book-tax basis differences arising from the preliminary purchase price allocation. Redfin’s historical deferred tax liability of $0.8 million is netted against the $30.8 million net deferred tax asset position above, resulting in an ending deferred tax asset position of $30.0 million, which is shown as a negative deferred tax liability as the combined company will be in a net deferred tax liability position. There are a number of factors that will ultimately impact the final deferred tax position recorded by the consolidated group including operations before closing, potential changes in tax laws, and the mix of earnings. This determination is preliminary and subject to change.

Note 5 – Redfin Merger Adjustments

The following pro forma adjustments have been reflected in the Redfin Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet and statements of income (loss). All adjustments are based on preliminary assumptions and valuations, which are subject to change.

a)	Reflects the accelerated payoff of Redfin’s outstanding aggregate principal from its term loan, accrued interest, and a 1% prepayment premium triggered by the Redfin Merger of $252.0 million, which is included as part of the consideration transferred. See Note 4 above. The adjustment reflects the extinguishment of the term loan debt and the write-off of unamortized deferred issuance costs of $3.6 million and elimination of accrued interest on the term loan of $2.2 million. See Note 5(e) for the corresponding elimination of the historical interest expense attributed to the term loan.

b)	Reflects Redfin’s expected acquisition-related transaction costs of $24.3 million that was paid in cash by Rocket. This includes a reduction in Accounts payable of $5.0 million previously accrued. See Note 4.

c)	Represents the preliminary adjustment to goodwill of $846.8 million within Goodwill and intangible assets, net, which reflects the elimination of the historical goodwill of $461.3 million and the recognition of the preliminary estimate of goodwill in connection with the Redfin Merger of $1,308.1 million. See Note 4.

d)	Represents the preliminary adjustment to intangible assets of $853.2 million within Goodwill and intangible assets, net, which reflects the elimination of historical intangibles of $44.3 million, and the preliminary estimate of the fair value of the acquired intangible assets of $897.5 million. This adjustment also eliminates $45.6 million representing the remaining balance as of June 30, 2025 of capitalized costs that Redfin had previously recharacterized from intangible assets to other assets related to the Zillow partnership announced in February 2025. Refer to Note 4 above for additional information on the acquired intangible assets expected to be recognized. The pro forma impacts reflected in Depreciation and amortization as a result of the adjustment to intangible assets are shown in the table below:

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Redfin amortization of intangible assets and contract asset(1)	$(9,630)	$(23,741)
Amortization of intangible assets	87,600	175,200
Net pro forma transaction accounting adjustment to Depreciation and amortization	$77,970	$151,459

1) In March 2025, Redfin had a recharacterization of intangibles assets on its consolidated balance sheet to contract asset as part of the Zillow partnership agreement entered into in February 2025.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $8.8 million and $17.5 million for the six months ended June 30, 2025 and year ended December 31, 2024, respectively. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Redfin Merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

e)	Reflects the preliminary purchase accounting adjustment to reduce the senior convertible notes by $42.7 million down to their fair values. The pro forma impact reflected in Interest and amortization expense on non-funding debt as a result of the adjustment to debt, and based on an 5.8% weighted average effective interest rate, is calculated in the table below:

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical interest expense(1)	$(15,516)	$(27,707)
Pro forma interest expense	14,493	28,792
Net pro forma transaction accounting adjustment to Interest and amortization expense on non-funding debt	$(1,023)	$1,085

1) Inclusive of the historical interest expense incurred in connection with the Redfin term loan that is assumed to be settled as a result of the change-in-control.

f)	Reflects expected remaining non-recurring acquisition-related transaction costs of $8.6 million related to the Redfin Merger, primarily for professional services to consummate the Redfin Merger. These estimated and to be incurred acquisition-related transaction costs are not reflected on the historical consolidated balance sheet of Rocket as of June 30, 2025, but are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 as an increase to Accounts payable and a decrease to Retained earnings, with a corresponding increase to General and administrative expenses in the unaudited pro forma condensed combined statement of income (loss) for the year ended December 31, 2024.

g)	Reflects an increase in Rocket’s TRA liability of $1.3 million and an increase in its deferred tax liability of $1.1 million indirectly resulting from the Redfin Merger. The corresponding offsetting adjustment is recorded through Retained earnings. The increases in the TRA liability and the deferred tax liability are reflected as increases to Other expenses and Provision for income taxes on the unaudited pro forma condensed combined statement of income (loss), respectively, for the year ended December 31, 2024.

h)	Reflects the decrease to Rocket’s deferred tax liabilities of $30.8 million recognized from the Redfin Merger. See Note 4.

i)	Reflects the adjustment to Salaries, commissions and team member benefits with respect to net stock-based compensation expense for Rocket replacement equity awards and estimated one-time discretionary payments to be made to certain former Redfin employees. A corresponding adjustment reflects the accrual of $9.9 million to Other liabilities in the unaudited pro forma condensed combined balance sheet as of June 30, 2025. See Note 4 for further discussion around the fair value of the vested portion of awards allocated to the pre-combination period.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Redfin stock-based compensation expense	$(29,699)	$(71,159)
Record stock-based compensation expense from replacement awards	13,858	56,262
Record estimated one-time discretionary payments to be made to certain former Redfin employees	-	9,946
Net pro forma transaction accounting adjustment to Salaries, commissions, and team member benefits	$(15,841)	$(4,951)

j)	Reflects the adjustments to Equity:

	Class A common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss
Pro forma transaction accounting adjustments:
Elimination of Redfin’s historical equity	$(130)	$(939,401)	$1,119,018	$204
Rocket Class A common stock issued to Redfin stockholders - See Note 4	1	1,497,110	-	-
Estimated fair value attributed to pre-combination vesting of equity awards - See Note 4	-	24,622	-	-
Estimated remaining acquisition-related transaction costs - See Note 5(f)	-	-	(8,640)	-
Change in Rocket’s TRA liability and deferred tax liability – See Note 5(g)	-	-	(2,428)	-
Estimated one-time discretionary payments – See Note 5(i)	-	-	(9,946)	-
Net pro forma transaction accounting adjustments to Equity	$(129)	$582,331	$1,098,004	$204

k)	The estimated income tax impact on Redfin’s loss before income taxes, inclusive of the pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the six months ended June 30, 2025 and year ended December 31, 2024, as a result of the release of certain valuation allowance amounts in the Redfin Merger. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income (loss) and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Redfin Merger. The determination of the income tax impact is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

Note 6 – Mr. Cooper Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Rocket’s management performed a preliminary analysis of Mr. Cooper’s financial information to identify differences in financial statement presentation as compared to the presentation of Rocket. Certain reclassification adjustments have been made to conform Mr. Cooper’s historical financial statement presentation to Rocket’s financial statement presentation. Following the Mr. Cooper Mergers, the combined company will finalize the review of reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

In order to conform to the new presentation as of June 30, 2025, Rocket created two new financial statement line items on its balance sheet: (i) MSR and Advance facilities, net and (ii) MSR related liabilities – nonrecourse at fair value. These new line items are comprised solely of the respective historical balances from Mr. Cooper’s consolidated balance sheet as of June 30, 2025 as Rocket did not have any existing balances to reclassify.

A.	Refer to the table below for a summary of reclassification adjustments made to present Mr. Cooper’s consolidated balance sheet as of June 30, 2025 to conform with that of Rocket’s:

Mr. Cooper Historical Balance Sheet Line Items	Mr. Cooper Historical Balances as of June 30, 2025	Reclassification	Rocket Historical Balance Sheet Line Items (1)	Reclassification	Mr. Cooper Reclassified as of June 30, 2025
Cash and cash equivalents	$782,517	-	Cash and cash equivalents		$782,517
Restricted cash	167,900	-	Restricted cash		167,900
Mortgage servicing rights at fair value	11,430,753	-	Mortgage loans held for sale, at fair value		2,474,863
Advances and other receivables, net of reserves	1,123,878	(1,123,878)	Derivative assets, at fair value		249,833
Mortgage loans held for sale at fair value	2,474,863	-	Other assets	249,833
Property and equipment, net of accumulated depreciation	72,042	-	Mortgage servicing rights (“MSRs”), at fair value		11,430,753
Deferred tax assets, net	149,419	-	Property and equipment, net		72,042
Other assets	2,297,459	(2,297,459)	Deferred tax asset, net		149,419
Total assets	18,498,831	-	Lease right of use assets		36,200
Unsecured senior notes, net	4,901,677	-	Other assets	36,200
Advance, warehouse and MSR facilities, net	6,161,166	(6,161,166)	Loans subject to repurchase right from Ginnie Mae (Asset)		1,109,646
Payables and other liabilities	1,955,995	(1,955,995)	Other assets	1,109,646
MSR related liabilities – nonrecourse at fair value	380,739	-	Goodwill and intangible assets, net		242,448
Total liabilities	$13,399,577	-	Other assets	242,448
			Other assets		1,783,210
			Advances and other receivables, net of reserves	1,123,878
			Other assets	659,332
			Total assets		18,498,831
			Funding facilities		1,777,659
			Advance, warehouse and MSR facilities, net	1,777,659
			Senior Notes, net		4,901,677
			MSRs and Advance facilities, net		3,876,117
			Advance, warehouse and MSR facilities, net	3,876,117
			Early buy out facility		507,390
			Advance, warehouse and MSR facilities, net	507,390
			MSR related liabilities - nonrecourse at fair value		380,739
			Accounts payable		113,999
			Payables and other liabilities	113,999
			Lease liabilities		47,857
			Payables and other liabilities	47,857
			Derivative liabilities, at fair value		34,647
			Payables and other liabilities	34,647
			Investor reserves		46,881
			Payables and other liabilities	46,881
			Loans subject to repurchase right from Ginnie Mae (liabilities)		1,109,646
			Payables and other liabilities	1,109,646
			Other liabilities		602,965
			Payables and other liabilities	602,965
			Total liabilities		$13,399,577

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

1)	The indented Mr. Cooper line items listed beneath each Rocket historical balance sheet line represent balances reclassified from the respective Mr. Cooper balance sheet line items to the corresponding Rocket balance sheet line items.

B.	Refer to the table below for a summary of adjustments made to present Mr. Cooper’s consolidated statement of income (loss) for the six months ended June 30, 2025 to conform with that of Rocket’s:

Mr. Cooper Historical Statement of Operations Line Items	Mr. Cooper Historical for the Six Months Ended June 30, 2025	Reclassification	Rocket Historical Statement of Income (Loss) Line Items (1)	Reclassification	Mr. Cooper Reclassified for the Six Months Ended June 30, 2025
Service related, net	$912,465	(912,465)	Gain on sale of loans excluding fair value of MSRs, net		$(52,229)
Net gain on mortgage loans held for sale	255,587	(255,587)	Service related, net	56,833
Salaries, wages and benefits	383,830	(383,830)	Net gain on mortgage loans held for sale	(109,062)
General and administrative	375,986	(375,986)	Fair value of originated MSRs		364,649
Interest income	405,685	(405,685)	Net gain on mortgage loans held for sale	364,649
Interest expense	(430,379)	430,379	Servicing fee income		1,395,455
Other income (expense), net	(11,789)	11,789	Service related, net	1,395,455
Income tax expense	85,819	-	Change in fair value of MSRs		(567,905)
Net income	$285,934	-	Service related, net	(567,905)
			Interest income		72,608
			Interest income	72,608
			Interest expense on funding facilities		(54,968)
			Interest expense	(54,968)
			Other income		375,898
			Service related, net	28,082
			Interest income	346,917
			Other income (expense), net	899
			Salaries, commissions and team member benefits		445,467
			Salaries, wages and benefits	383,830
			General and administrative	61,637
			General and administrative expenses		261,942
			General and administrative	261,942
			Marketing and advertising expenses		23,408
			General and administrative	23,408
			Depreciation and amortization		28,999
			General and administrative	28,999
			Interest and amortization expense on non-funding debt(2)		352,672
			Interest expense	352,672
			Other expenses		49,267
			Interest income	13,840
			Interest expense	22,739
			Other income (expense), net	12,688
			(Provision for) benefit from income taxes		(85,819)
			Net income		$285,934

1)	The indented Mr. Cooper line items listed beneath each Rocket line item represent amounts reclassified from the respective Mr. Cooper statement of operations line items to the corresponding Rocket statement of income (loss) line items.

2)	Mr. Cooper reclassified total amount presented in Interest expense and amortization for non-funding debt consists of interest expense from MSRs and other advance facilities, other interest expense from legacy senior notes, and excess spread financing.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

C.	Refer to the table below for a summary of adjustments made to present Mr. Cooper’s consolidated statement of income (loss) for the year ended December 31, 2024 to conform with that of Rocket’s:

Mr. Cooper Historical Statement of Operations Line Items	Mr. Cooper Historical for the Year Ended December 31, 2024	Reclassification	Rocket Historical Statement of Income (Loss) Line Items (1)	Reclassification	Mr. Cooper Reclassified for the Year Ended December 31, 2024
Service related, net	$1,788,183	(1,788,183)	Gain on sale of loans excluding fair value of MSRs, net		$64,585
Net gain on mortgage loans held for sale	437,344	(437,344)	Service related, net	86,239
Salaries, wages and benefits	694,722	(694,722)	Net gain on mortgage loans held for sale	(21,654)
General and administrative	624,213	(624,213)	Fair value of originated MSRs		458,998
Interest income	789,738	(789,738)	Net gain on mortgage loans held for sale	458,998
Interest expense	(776,478)	776,478	Servicing fee income		2,475,426
Other income (expense), net	(18,687)	18,687	Service related, net	2,475,426
Income tax expense	232,065	-	Change in fair value of MSRs		(842,030)
Net income	$669,100	-	Service related, net	(842,030)
			Interest income		102,047
			Interest income	102,047
			Interest expense on funding facilities		(84,475)
			Interest expense	(84,475)
			Other income		793,189
			Service related, net	68,548
			Interest income	722,832
			Other income (expense), net	1,809
			Salaries, commissions, and team member benefits		771,164
			Salaries, wages and benefits	694,722
			General and administrative	76,442
			General and administrative expenses		465,219
			General and administrative	465,219
			Marketing and advertising expenses		39,002
			General and administrative	39,002
			Depreciation and amortization		43,550
			General and administrative	43,550
			Interest and amortization expense on non-funding debt(2)		641,934
			Interest expense	641,934
			Other expenses		105,706
			Interest income	35,141
			Interest expense	50,069
			Other income (expense), net	20,496
			(Provision for) benefit from income taxes		(232,065)
			Net income		$669,100

1)	The indented Mr. Cooper line items listed beneath each Rocket line item represent amounts reclassified from the respective Mr. Cooper statement of operations line items to the corresponding Rocket statement of income (loss) line items.

2)	Mr. Cooper reclassified total amount presented in Interest expense and amortization for non-funding debt consists of interest expense from MSRs and other advance facilities, other interest expense from legacy senior notes, and excess spread financing.

Note 7 – Preliminary Purchase Price Allocation for Mr. Cooper Mergers

Estimated Mr. Cooper Mergers Consideration

The following table summarizes the preliminary estimated aggregate merger consideration for Mr. Cooper with reference to Rocket’s closing share price of $18.12 on August 6, 2025.

Amount
Estimated fair value of Rocket Class A common stock to be issued to Mr. Cooper stockholders (i)	$12,754,406
Estimated fair value of converted Mr. Cooper equity awards attributable to pre-combination service (ii)	179,399
Cash paid to pay off senior unsecured notes, accrued interest, and other fees (iii)	3,266,322
Cash paid to settle MSR facilities and accrued interest (iv)	800,000
Estimated Mr. Cooper acquisition-related transaction costs to be paid by Rocket (v)	102,107
Preliminary estimated merger consideration	$17,102,234

i)	Value of estimated shares of Rocket Class A common stock issued is based on 63,989,595 shares of outstanding common stock of Mr. Cooper as of June 30, 2025 each being exchanged for 11.00 shares of Rocket Class A common stock issued at $18.12, the closing share price on August 6, 2025.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

ii)	Certain unvested equity awards of Mr. Cooper will be replaced by Rocket’s equity awards with similar terms at closing. The vested portion of those awards, as well as awards that fully vest prior to the closing date, are included as consideration applying the same exchange ratio and share price as (i) above.

iii)	Cash paid to settle Mr. Cooper outstanding senior unsecured notes due 2026 through 2028 and outstanding senior unsecured notes due 2030 through 2031, accrued interest, and other fees, as a result of the Mr. Cooper Mergers.

iv)	Cash paid to settle outstanding balances on MSR facilities and accrued interest in connection with the Mr. Cooper Mergers.

v)	Reflects Mr. Cooper transaction costs that will be paid in cash by Rocket as part of the Mr. Cooper Mergers.

The preliminary estimated aggregate merger consideration could significantly differ from the amounts presented due to movements in Rocket’s share price up to the closing date. A sensitivity analysis related to the fluctuation in Rocket’s share price was performed to assess the impact a hypothetical change of 10% on the closing price of Rocket common stock on August 6, 2025 would have on the estimated preliminary purchase price consideration and goodwill as of the closing date:

	Stock Price	Total Estimated Consideration	Change
10% increase	$19.93	$18,395,615	$1,293,381
10% decrease	$16.31	$15,808,853	$(1,293,381)

Preliminary Purchase Price Allocation

The assumed accounting for the Mr. Cooper Mergers, including the preliminary merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Mr. Cooper, Rocket used benchmarking information from public precedent transactions as well as a variety of other sources, including market participant assumptions. Rocket is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Mr. Cooper Mergers. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rocket believes are reasonable under the circumstances. The purchase price adjustments relating to Mr. Cooper’s and Rocket’s combined financial information are preliminary and are subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary purchase price allocation, as if the Mr. Cooper Mergers had been completed on June 30, 2025:

Amount
Estimated Merger Consideration	$17,102,234
Cash and cash equivalents (i)	654,538
Restricted cash	167,900
Mortgage loans held for sale, at fair value	2,474,863
Derivative assets, at fair value	249,833
MSRs, at fair value	11,430,753
Property and equipment, net	72,042
Lease right of use assets	36,200
Loans subject to repurchase right from Ginnie Mae (asset)	1,109,646
Intangible assets, net (ii)	1,860,000
Other assets	1,783,210
Funding facilities	1,777,659
Senior Notes, net	1,815,753
MSR and Advance facilities, net	3,090,404
Early buy out facility	507,390
MSR related liabilities - nonrecourse at fair value	380,739
Accounts payable	113,999
Lease liabilities	47,857
Derivative liabilities, at fair value	34,647
Investor reserves	46,881
Loans subject to repurchase right from Ginnie Mae (liabilities)	1,109,646
Deferred tax liability, net (iii)	186,291
Other liabilities	550,268
Net tangible assets acquired (excluding goodwill)	10,177,451
Goodwill	6,924,783
Total net assets acquired	$17,102,234

i)	Cash and cash equivalents is net of the $128.0 million pre-closing dividend payment of $2.00 per share to Mr. Cooper’s stockholders that will be declared as indicated in the overall Mr. Cooper Mergers announcement.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

ii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

	Preliminary Fair Value	Estimated Useful Life (years)
Preliminary fair value of intangible assets acquired:
Relationships	$1,500,000	10
Trade name	200,000	3
Internally developed technology	150,000	3
Other	10,000	2
Intangible assets acquired	$1,860,000

iii)	As a result of the Mr. Cooper Mergers, Rocket will recognize additional deferred tax liabilities of $335.7 million from book-tax basis differences arising from the preliminary purchase price allocation. Mr. Cooper’s historical net deferred tax asset of $149.4 million is netted against the deferred tax liability, resulting in Rocket’s net increase to deferred tax liability of $186.3 million related to the Mr. Cooper Mergers. There are a number of factors that will ultimately impact the final deferred tax position recorded by the consolidated group including operations before closing, potential changes in tax laws, and the mix of earnings. This determination is preliminary and subject to change.

Note 8 – Mr. Cooper Mergers Adjustments

The following pro forma adjustments have been reflected in the Mr. Cooper Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet and statement of income (loss). All adjustments are based on preliminary assumptions and valuations, which are subject to change.

a)	Reflects the accelerated payoff of the Mr. Cooper Notes, accrued interest, other fees, and MSR facilities, which is included as part of the consideration transferred. See Note 7. The adjustment to Senior Notes, net reflects the extinguishment of $3,200 million aggregate principal amount of Mr. Cooper Notes and related other fees of $15.6 million, a fair value adjustment of $65.8 million on the assumed Mr. Cooper senior notes due 2029 and 2032, and the write-off of unamortized deferred issuance costs of $48.3 million. The adjustment to MSR and Advance facilities, net reflects the paydown of outstanding MSR facilities in the amount of $798.0 million and the write-off of unamortized deferred issuance costs of $12.3 million. The adjustment to Other liabilities reflects the elimination of accrued interest of $50.7 million on Mr. Cooper senior notes and $2.0 million on MSR facilities assumed to be repaid at closing.

A corresponding adjustment to Interest and amortization expense on non-funding debt reflects the elimination of the historical interest expense attributed to the Mr. Cooper Notes of $158.8 million and $281.8 million, the elimination of the historical interest expense attributed to MSR facilities of $28.1 million and $46.0 million, and amortization of the fair value adjustment of the assumed Mr. Cooper Notes of $4.3 million and $8.1 million in the unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2025 and year ended December 31, 2024, respectively.

The assumptions and expectations regarding the aggregate principal amount of Mr. Cooper Notes to be repaid at closing are subject to change and resulting interest expense based on the final permanent financing could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information.

b)	Reflects Mr. Cooper’s expected acquisition-related transaction costs of $102.1 million that will be paid in cash by Rocket as part of consideration transferred and the dividend payment of $128.0 million, which will be paid out prior to closing.

c)	Reflects the increase to Rocket’s deferred tax liability of $186.3 million, consisting of net deferred tax liabilities of $335.7 million recognized from the Mr. Cooper Mergers, which is offset by Mr. Cooper’s historical deferred tax assets of $149.4 million. See Note 7.

d)	Represents the preliminary adjustment to goodwill of $6,783.5 million within Goodwill and intangible assets, net, which reflects the elimination of the historical goodwill of $141.3 million and the recognition of the preliminary estimate of goodwill in connection with the Mr. Cooper Mergers of $6,924.8 million.

e)	Represents the preliminary adjustment to intangible assets of $1,758.9 million within Goodwill and intangible assets, net, which reflects the elimination of historical intangibles of $101.1 million and the preliminary estimate of the fair value of the acquired intangible assets of $1,860.0 million.

The pro forma impacts reflected in Depreciation and amortization as a result of the adjustment to intangible assets are shown in the table below:

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Mr. Cooper amortization of intangible assets	$(17,181)	$(13,874)
Amortization of intangible assets	135,833	271,667
Net pro forma transaction accounting adjustment to Depreciation and amortization	$118,652	$257,793

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $13.6 million and $27.2 million for the six months ended June 30, 2025, and year ended December 31, 2024, respectively. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the Mr. Cooper Mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

f)	Reflects expected remaining non-recurring acquisition-related transaction costs of $34.5 million related to the Mr. Cooper Mergers, primarily for professional services to consummate the Mr. Cooper Mergers. These estimated and to be incurred acquisition-related transaction costs are not reflected on the historical consolidated balance sheet of Rocket as of June 30, 2025, but are reflected in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 as an increase to Accounts payable and a decrease to Retained earnings, with a corresponding adjustment to General and administrative expenses in the unaudited pro forma condensed combined statement of income (loss) for the year ended December 31, 2024.

g)	Reflects a decrease in Rocket’s TRA liability of $1.7 million and a decrease in its deferred tax liability of $1.5 million indirectly resulting from the Mr. Cooper Mergers. The corresponding offsetting adjustment is recorded through Retained earnings. The decrease in the TRA liability and the net deferred tax liability are reflected as a reduction to Other expenses and Provision for income taxes on the unaudited pro forma condensed combined statement of income (loss), respectively, for the year ended December 31, 2024.

h)	Reflects the adjustments to Equity:

	Class A common stock	Additional paid-in capital	Retained earnings
Pro forma transaction accounting adjustments:
Pre-closing Mr. Cooper dividend	$-	$-	$(127,979)
Elimination of Mr. Cooper’s historical equity	(1,058)	(1,063,121)	(3,907,096)
Rocket Class A common stock issued to Mr. Cooper stockholders - See Note 7	7	12,754,399	-
Estimated fair value attributed to pre-combination vesting of equity awards - See Note 7	-	179,399	-
Estimated remaining acquisition-related transaction costs - See Note 8(f)	-	-	(34,450)
Change in Rocket’s TRA liability and deferred tax liability – See Note 8(g)	-	-	3,254
Net pro forma transaction accounting adjustments to Equity	$(1,051)	$11,870,677	$(4,066,271)

i)	Reflects the adjustment to Salaries, commissions and team member benefits with respect to the net stock-based compensation expense for Rocket replacement equity awards. See Note 7 for further discussion around the fair value of the vested portion of awards allocated to the pre-combination period.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Pro forma transaction accounting adjustments:
Removal of historical Mr. Cooper stock-based compensation expense	$(25,992)	$(37,000)
Record stock-based compensation expense from replacement awards	34,259	109,133
Net pro forma transaction accounting adjustment to Salaries, commissions, and team member benefits	$8,267	$72,133

The new annualized stock-based compensation expense from replacement equity awards includes the exchange of unvested service-based restricted stock units (“RSUs”) measured at fair value as of the acquisition date, as well as exchanged unvested performance-based restricted stock units (“PSUs”) based on an assumed maximum performance (200% attainment of the underlying performance criteria). The actual number of Mr. Cooper PSUs exchanged for Rocket time-based RSUs will be determined prior to the acquisition date, generally based on actual performance.

j)	The estimated income tax impact on Mr. Cooper’s income before income taxes, inclusive of the pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the six months ended June 30, 2025 and year ended December 31, 2024. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income (loss) and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended tax rate will likely vary from the actual effective tax rate in periods subsequent to completion of the Mr. Cooper Mergers. The determination of the income tax impact is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 9 – Financing Adjustments

a)	Reflects the estimated deferred financing costs of $18.8 million related to the $1,750 million of the Mr. Cooper senior notes due 2029 and 2032 anticipated to be assumed and exchanged at transaction close. See Note 8(a).

b)	Reflects the payoff of third-party fees related to the assumed Mr. Cooper Notes. The adjustment reflects an elimination of these fees in Cash and cash equivalents and a decrease to Retained earnings of $2.3 million in the unaudited pro forma condensed combined balance sheet as of June 30, 2025. Additionally, a corresponding adjustment reflects the pro forma impact of the third-party fees in General and administrative expense for the year ended December 31, 2024.

c)	The non-recurring Bridge Facility fees of $25.9 million were reflected on the consolidated balance sheet of the Company as of June 30, 2025, recorded in Other assets. The adjustment reflects an elimination of these fees in Other assets and a decrease to Retained earnings in the unaudited pro forma condensed combined balance sheet as of June 30, 2025. Additionally, a corresponding adjustment reflects the pro forma impact of the non-recurring Bridge Facility fees in Interest and amortization expense on non-funding debt for the year ended December 31, 2024.

Rocket Companies, Inc.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

($ In Thousands, Except Per Share Amounts or Unless Otherwise Noted)

d)	Reflects the pro forma impact for interest expense and amortization of deferred financing costs of the senior notes issued by Rocket and assumed Mr. Cooper Notes in Interest and amortization expense on non-funding debt of $182.3 million for the six months ended June 30, 2025 and $379.5 million for the year ended December 31, 2024.

e)	The estimated income tax impact on the financing pro forma adjustments, utilizing an estimated blended statutory tax rate of approximately 24% for the six months ended June 30, 2025, and year ended December 31, 2024. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income (loss) and changes in tax law.

Note 10 – Earnings Per Share

The pro forma basic and diluted weighted average shares outstanding are as follows:

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
Numerator
Pro forma net income (loss)	$(102,658)	$618,307
Special Dividend on common stock	(120,120)	-
Dividend equivalents on unvested Rocket share-based awards	(26,574)	-
Pro forma net income (loss) attributable to common shareholders	$(249,352)	$618,307

Denominator(1):
Historical Rocket weighted average shares outstanding – basic	159,643,228	141,037,083
Shares of Class L common stock from Up-C Collapse	1,848,879,455	1,848,879,455
Shares of Class A common stock issued to Redfin stockholders	103,391,679	103,391,679
Shares of Class A common stock issued to Mr. Cooper stockholders	703,885,545	703,885,545
Weighted average shares of common stock outstanding – basic	2,815,799,907	2,797,193,762

Historical Rocket weighted average shares outstanding – diluted	159,643,228	141,037,083
Shares of Class L common stock from Up-C Collapse	1,848,879,455	1,848,879,455
Rocket dilutive share-based awards (2)	5,339,600	8,412,274
Shares of Class A common stock issued to Redfin stockholders	103,391,679	103,391,679
Rocket share-based awards issued in exchange for Redfin share-based awards(3)	7,251,385	5,846,430
Shares of Class A common stock to Mr. Cooper stockholders	703,885,545	703,885,545
Rocket share-based awards issued in exchange for Mr. Cooper stock-based awards(4)	16,868,740	12,911,990
Weighted average shares of common stock outstanding - diluted	2,845,259,632	2,824,364,456

Pro forma net income (loss) per share of common stock outstanding - basic	$(0.09)	$0.22
Pro forma net income (loss) per share of common stock outstanding - diluted	$(0.09)	$0.22

(1)	Class A common stock and Class L common stock are presented as a single class of common stock for calculating pro forma EPS as both the Class A common stock and Class L common stock share equally in dividends and residual net assets on a per share basis.

(2)	As a result of the related pro forma effects for the year ended December 31, 2024 from the Up-C Collapse, a portion of Rocket RSUs, PSUs, and stock options became dilutive.

(3)	Includes the exchange of Redfin RSUs, PSUs and stock options into Rocket share-based awards based on Redfin’s capitalization as of June 30, 2025.

(4)	Includes the exchange of Mr. Cooper RSUs and PSUs into Rocket share-based awards based on Mr. Cooper’s capitalization as of June 30, 2025.